Exhibit 10.63

[Logo of ANI Pharmaceuticals]

May 06, 2009

Charlotte C. Arnold
2003 Kentmere Parkway
Wilmington, Delaware 19806

Re:                             Employment Offer

Dear Charlotte,

On behalf of ANIP Acquisition Company (d/b/a ANI Pharmaceuticals) (the “Company”), I am delighted to offer you employment as Vice President and Chief Financial Officer reporting to the Company’s President and Chief Executive Officer.  The purpose of this letter is to set forth the terms of this offer.

1.                                      Your position will be as a regular full-time employee commencing on Thursday, May 14, 2009.  As a regular full-time employee, you will be expected to devote all of your business time and best efforts to the performance of your duties and responsibilities to the Company, as these may be changed by the Company from time to time.  The foregoing shall not be construed as preventing you from engaging in personal investing activities or serving on the board of directors of ExpertPlan, Inc. and as a board member for Cadence Capital Management, LLC, provided that such activities do not interfere in any material aspect with your duties and responsibilities to the Company.

2.                                      Your base annual salary will be $210,000 (less applicable required withholding and deductions).  Your salary will be paid in accordance with the Company’s standard payroll policies.

3.                                      You will be eligible for an annual bonus of up to 40% of your annual base salary based on your performance against corporate and individual objectives.  The bonus will be pro rated for 2009.  The objectives for 2009 will be mutually determined by you and the Company within 15 days after the commencement date of your employment.  The Board of Directors will determine whether and to what extent the objectives have been met.

4.                                      You will be granted a stock option to purchase 32,500 shares of the Company’s fully-diluted common stock.  The per-share exercise price of the stock option will be the fair market value on the date of the grant, as determined by the Board of Directors, and is expected to be $11.00/share.  The stock option will vest in 60 substantially equal consecutive monthly installments beginning in one month after the commencement date of your employment; provided, however, that the stock option will vest in full upon the sale of the Company as long as you have been an employee of the Company for 18 consecutive months from the date of this letter.  The stock option will be subject to the terms of the Company’s 2005 Stock Option Plan and standard stock option agreement.  You will also be eligible to be considered for additional stock option grants in later years, subject to approval by the Board of Directors or its Compensation Committee.

5.                                      You will receive a one-time bonus of up to $210,100 based on the net cash proceeds realized by the Company’s preferred shareholders from a sale of the Company as follows:

Net Proceeds to Preferred Shareholders	Bonus as a % of Proceeds

Less than or equal to $22.2 million	N/A
Over $22.2 million and up to $30 million	1.035% or a maximum of $80,700 plus
Over $30 million and up to $40 million	.776% or a maximum of $77,600, plus
Over $40 million and up to $50 million	.518% or a maximum of $51,800

provided that:  (i) you continue to be employed by the Company on the closing date of the sale and (ii) if the acquiring company so requests, you continue to be employed by the Company or the successor entity for a period of up to six months thereafter in a similar position and for a similar salary.

6.                                      You will be entitled to four weeks’ vacation each year, accruing in accordance with the vacation policies established by the Company from time to time.  You will also be eligible to participate in the Company’s other employee benefit plans as they are generally made available to other employees of similar status and service, including the right to participate in a Company-sponsored medical and dental insurance plan and a 401(k) plan.  These benefits, as well as all other Company compensation and benefit programs, are subject to change from time to time as deemed appropriate and necessary by the Company.  You will be reimbursed for all customary business expenses reasonably incurred by you in the course of your employment that are documented and submitted in accordance with the Company’s policies.

7.                                      As a condition of employment, you will be required to sign the Company’s standard form of confidentiality, Invention Assignment and Non-Competition Agreement.  By accepting this offer, you agree that you will not bring with you to the Company, or use in any way during your employment with the Company, any confidential information, trade secrets or proprietary material or processes of any former employer, entity, trust or individual for which you have performed services; provided, however, that information obtained regarding the Company during the course of your employment with MVP Capital Partners is (i) excluded from this agreement and (ii) subject to the Company’s standard form of Confidentiality, Invention Agreement and Non-Competition Agreement.  You further confirm that by accepting this offer you will not breach any contract, agreement or other instrument to which you are a party or are bound.

8.                                      Please note that this letter and your response do not create a contract or promise of employment for a definite period of time.  Therefore, you are free to resign for any reason or for no reason.  Similarly, the Company is free to conclude its at-will employment relationship with you at any time, with or without cause.  We do request, however, that you give a reasonable notice if you decide to terminate your employment with us.  Notwithstanding anything to the contrary stated in this letter, if the Company terminates your employment without cause, upon the receipt from you of a release in form and substance satisfactory to the Company, the Company will (i) pay you severance in an amount equal to your base salary for a period of 12 months, which amount may be paid, at the Company’s election, either in a lump sum or by salary continuation and a prorated portion of your targeted annual bonus to the extent that the corresponding objectives are achieved prior to the termination of your employment and (ii) pay or reimburse you for the premiums to continue your health insurance coverage as in effect at the time of the termination of employment for a period of 12 months under the Consolidated Omnibus Budget Reconciliation Act.

9.                                      You will be subject to and expect to abide by the Company’s policies and procedures, as these may be changed from time to time.

10.                               You and the Company each agree to work together in good faith to enter into an Employment Agreement within 12 months after the commencement date of your employment.

11.                               This offer expires at 5:00 p.m. on Monday, May 11, 2009, if not accepted by then.

12.                               This offer is subject to successful completion of a pre-employment background and reference checks and documentation of eligibility to work in the United States, to be completed as soon as possible following your acceptance of this offer.

13.                               By accepting this offer, you represent that you have not relied on any agreements or representations, written or oral, express or implied, with respect to your employment that are not set forth expressly in this letter.  Notwithstanding anything to the contrary set forth herein, the Company may terminate this offer at any time prior to the commencement of your employment.

Acceptance of this offer should be acknowledged by signing both originals and returning one to me.  Again, let me indicate how pleased we all are to extend this offer and how much we look forward to working with you.

Sincerely,

ANIP ACQUISITION CORPORATION

/s/ Sherri A. Bitter

Sherri A. Bitter
Manager, Human Resources

Accepted and agreed:

/s/ Charlotte C. Arnold
Charlotte C. Arnold

Date:	5/11/09